Exhibit 99.1
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                        METROBANCORP SHAREHOLDERS APPROVE
                          AGREEMENT AND PLAN OF MERGER


         INDIANAPOLIS, INDIANA. (December 23, 2002). MetroBanCorp (NASDAQ SC -
METB) the holding company for MetroBank, a $197.5 million bank with seven offices in suburban Indianapolis, Carmel, Fishers and Noblesville reported today that MetroBanCorp Shareholders approved and adopted the Agreement and Plan of Merger by and among MetroBanCorp, MetroBank, First Indiana Corporation, FIC Acquisition Corp. and First Indiana Bank at a Special Meeting of Shareholders held on December 19, 2002.

         As previously announced on September 4, 2002 MetroBanCorp signed a definitive agreement to be acquired by First Indiana Corporation (NASDAQ NMS -
FINB), pursuant to which MetroBanCorp Shareholders will receive $17.00 in cash in exchange for each share of MetroBanCorp stock. First Indiana Corporation has received the regulatory approvals or waivers required for the Merger from the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions. The acquisition is expected to close in January of 2003.

         This press release contains forward-looking statements based on current management expectations. These forward-looking statements involve certain risks and uncertainties. Future results may differ materially from those contemplated by such forward-looking statements. The Merger remains subject to the satisfaction of the other closing conditions set forth in the Merger Agreement which conditions were identified in the proxy statement provided to the MetroBanCorp shareholders for the Special Meeting. For further information, please read the Company's reports filed with the SEC and available at www.sec.gov.